Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:

October 28, 2013

For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE 3rd QUARTER ENDED SEPTEMBER 30, 2013

MINDEN, LA. – October 28, 2013-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended September 30, 2013 of $866,000 or $0.36 per diluted share, as compared to net income of $803,000 or $0.33 per diluted share for the quarter ended September 30, 2012. The $63,000 or 7.8% increase reflects a $91,000 increase in net interest income, a $23,000 increase in non-interest income, a $26,000 increase in non-interest expense and a $6,000 decrease in the provision for loan losses. Income tax expense increased by $31,000 for the quarter ended September 30, 2013 as compared to the quarter ended September 30, 2012 primarily due to increased net income.

The Company reported net income of $2.5 million or $1.04 per diluted share for the nine months ended September 30, 2013, an increase of $283,000 or 12.6% as compared to net income of $2.2 million or $0.91 per diluted share for the nine months ended September 30, 2012.

Total assets decreased $2.6 million or 0.9% to $273.9 million at September 30, 2013 compared to $276.5 million at December 31, 2012. The decrease primarily reflected a $13.4 million decrease in cash and cash equivalents partially offset by a $2.5 million increase in investment securities and a $9.0 million increase in net loans. Total deposits decreased by $3.3 million or 1.4% to $230.6 million at September 30, 2013. The decrease in deposits reflected normal seasonal withdrawals.

Stockholders’ equity increased by $1.1 million or 2.7% to $41.4 million at September 30, 2013 as compared to $40.3 million at December 31, 2012. The increase was in part due to net income of $2.5 million and the exercise of stock options of $254,000 for the nine months ended September 30, 2013. Stockholders’ equity was reduced by other comprehensive loss of $1.3 million and the purchase of treasury stock in the amount of $73,000. Stockholders’ equity per share amounted to $17.42 at September 30, 2013.

Net interest income for the three months ended September 30, 2013 increased $91,000 or 4.3% to $2.2 million as compared to $2.1 million for the same period in 2012. Net interest income increased $208,000 or 3.3% to $6.4 million for the nine months ended September 30, 2013 as compared to $6.2 million for the same period in 2012. The increase in net interest income for the three months ended September 30, 2013 reflected an increase in interest income of $93,000 slightly offset by a $2,000 increase in interest expense. The increase in interest income for the nine months ended September 30, 2013 reflected an increase in interest income of $167,000 combined with a $41,000 decrease in interest expense.

The provision for loan losses amounted to $24,000 and $69,000 for the three and nine months ended September 30, 2013, respectively. At September 30, 2013, the Company’s total nonperforming assets and troubled debt restructurings amounted to $595,000 or 0.2% of total assets as compared to $1.4 million or 0.5% at December 31, 2012.

Total non-interest income increased from $193,000 and $557,000 for the three and nine months ended September 30, 2012, respectively, to $216,000 and $631,000, respectively, for the comparable periods in 2013. The increases primarily reflected an increase in customer service fees.

Non-interest expense was $1.1 million and $3.3 million for both the three and nine-month periods ended September 30, 2013 and 2012.

The Company also announced that its Board of Directors approved a new stock repurchase plan which provides for the repurchase of up to 150,000 shares, or approximately 6.3% of its issued and outstanding shares of common stock as of September 30, 2013. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors. Concurrent with this authorization, the Company terminated its second share repurchase program which had 26,188 shares remaining to be repurchased as well as its third share repurchase program which had not yet commenced covering 120,000 shares. Upon completion of the new repurchase program, the Company will have repurchased approximately 10% of its issued and outstanding shares of common stock.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 103 year old Louisiana-thrift chartered FDIC-insured institution serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	September 30,	December 31,
	2013	2012

Total assets	$273,926	$276,491
Cash and cash equivalents	20,925	34,290
Investment securities	90,644	88,188
Loans receivable – net	155,476	146,481
Deposits	230,644	233,963
Total stockholders' equity	41,429	40,325

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest income, including fees	$2,513	$2,420	$7,359	$7,192
Interest expense	319	317	938	979
Net interest income	2,194	2,103	6,421	6,213
Provision for loan losses	24	30	69	90
Net interest income after
provision for loan loss	2,170	2,073	6,352	6,123
Total non-interest income	216	193	631	557
Total non-interest expenses	1,095	1,069	3,270	3,299
Income before income taxes	1,291	1,197	3,713	3,381
Income tax expense	425	394	1,186	1,137
NET INCOME	$866	$803	$2,527	$2,244

EARNINGS PER SHARE
Basic	$0.38	$0.35	$1.10	$0.98
Diluted	$0.36	$0.33	$1.04	$0.91